Exhibit 3.1

FILED 07 NOV 28 AM 9:56 SECRETARY OF STATE TALLAHASSEE, FLORIDA
Certificate of Conversion
For
“Other Business Entity”
Into
Florida Limited Liability Company
This Certificate of Conversion and attached Articles of Organization are submitted to convert the following “Other Business Entity” into a Florida Limited Liability Company in accordance with Section 608.439, Florida Statutes.
1. The name of the “Other Business Entity” immediately prior to the filing of this Certificate of Conversion is: TECO Transport Corporation.
2. The “Other Business Entity” is a corporation, first organized, formed or incorporated as TECO Transport & Trade Corporation under the laws of Florida on November 2, 1981.
3. If the jurisdiction of the “Other Business Entity” was changed, the state or country under the law of which it is now organized, formed or incorporated: Not Applicable.
4. The name of the Florida Limited Liability Company as set forth in the attached Articles of Organization: United Maritime Group, LLC.
5. This Certificate of Conversion shall be effective on the date of filing.
(Remainder of page intentionally left blank.)

Signed this 26 day of November, 2007.

Signature of Authorized Person:	/s/ Sherrill W. Hudson

Printed Name:	Sherrill W. Hudson
Title:	President
Signature Page to the Certificate of Conversion for TECO Transport Corporation